UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2012

FIRST ASIA HOLDINGS LIMITED

 (Exact name of registrant as specified in its charter)

Canada (State of Incorporation)	000-30801 (Commission File No.)	N/A (IRS Employer Identification No.)

14/F, No. 6 Knotsford Terrace Tsim Sha Tsui, Kowloon, Hong Kong
(Address of principal executive offices)

Registrant’s Telephone Number, including area code:  852-2581 0708

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Resignation of Director

On January 21, 2012, Tommy Chan resigned as a director of First Asia Holdings Limited (the “Company”), a Canadian corporation.  The resignation of Tommy Chan was not due to a disagreement with the Company.

Appointment of Director

On January 21, 2011, the board of directors of the Company appointed Mr Lee Siew Weng Thomas as a director of the Company to fill the vacancy created by the resignation of Tommy Chan.

Mr. Lee Siew Weng Thomas: Mr. Thomas Lee, age 50, is a non-executive director of the Company.  He is a Canadian resident. In addition to serving as a non-executive director of the Company, he also serves as the executive director of Perfect Trading Company.

From 2005 to present, Mr. Lee has been the executive director of Perfect Trading Company which is located in Hong Kong and is in the business of general trading. As the executive director of Perfect Trading Company, Mr. Lee was responsible for the overall marketing function and for maintaining the extensive network in selling various types of consumer products.

The Company does not have any employment agreements with the newly elected director.  Additionally, there were no transactions during the last two years, or proposed transactions, to which the Company was or is to be a party, in which the new director or officers had or is to have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST ASIA HOLDINGS LIMITED

Date: January 24, 2012

By:  Ms Luk Lai Ching Kimmy, Director

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